As filed with the Securities and Exchange Commission on May 31, 2023

Registration No. 333-264619

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2

to

FORM F-1

on Form F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GOGORO INC.

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	I.R.S. Employer Identification Number)

11F, Building C,

No. 225, Section 2, Chang’an E. Rd.

SongShan District, Taipei City 105

Taiwan

+886 3 273 0900

(Address and telephone number of Registrant’s principal executive offices)

COGENCY GLOBAL INC.

122 East 42nd Street, 18th Floor,

New York, NY 10168

(212) 947-7200

(Name, address and telephone number of agent for service)

With copies to:

Yi Gao, Esq.

Simpson Thacher & Bartlett LLP

c/o 35th Floor, ICBC Tower

3 Garden Road

Central, Hong Kong

+852-2514-7600

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(d) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is emerging growth company as defined in Rule 405 of Securities Act.

Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), shall determine.

EXPLANATORY NOTE

On May 2, 2022, the registrant filed a Registration Statement on Form F-1 (Registration No. 333-264619), and subsequently filed an amendment to the Registration Statement on June 8, 2022. Such Registration Statement, as amended (the “Registration Statement”), was subsequently declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on June 16, 2022. The Registration Statement was further amended by the Post-Effective Amendment No. 1 filed on March 31, 2023, which was declared effective by the SEC on April 4, 2023.

This Post-Effective Amendment No. 2 to Form F-1 on Form F-3 (“Post-Effective Amendment No. 2”) is being filed by Gogoro Inc. to convert the registration statement on Form F-1 into a registration statement on Form F-3.

No additional securities are being registered under this Post-Effective Amendment No. 2. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information contained in this prospectus is not complete and may be changed. No securities may be sold pursuant to this prospectus until the registration statement filed with the Securities and Exchange Commission with respect to such securities has been declared effective. This prospectus is not an offer to sell these securities and no offers to buy these securities are being solicited in any jurisdiction where their offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED May 31, 2023

PRELIMINARY PROSPECTUS

UP TO 199,825,500 ORDINARY SHARES

OF

GOGORO INC.

This prospectus relates to the offer and sale by us of (i) 17,250,000 ordinary shares, par value $0.0001 per share (“Ordinary “Shares”) of Gogoro Inc. (the “Company) issuable upon the exercise of 17,250,000 redeemable warrants to purchase Ordinary Shares, which were originally issued in the initial public offering of Poema Global at a price of $10.00 per unit, with each unit consisting of one Class A ordinary share of Poema Global and one-half of one warrant of Poema Global and are exercisable at a price of $11.50 per share (the “Public Warrants”), and (ii) 9,400,000 Ordinary Shares issuable upon the exercise of 9,400,000 private placement warrants (the “Private Placement Warrants,” and together with the Public Warrants, the “Warrants”) held by certain affiliates of Poema Global Partners LLC (the “Sponsor”), which were purchased at a price of $1.00 per warrant in a private placement to the Sponsor and are exercisable at a price of $11.50 per share.

This prospectus also relates to the resale from time to time by the selling securityholders named in this prospectus or their permitted transferees (the “Selling Securityholders”) of (i) 29,482,000 Ordinary Shares (the “PIPE Shares”) purchased by certain investors (the “PIPE Investors”) on April 4, 2022 (the “Closing Date”) pursuant to separate subscription agreements dated September 16, 2021, January 18, 2022 and March 21, 2022 (the “PIPE Subscription Agreement”) at a price of $10.00 per Ordinary Share, (ii) 125,668,500 Ordinary Shares beneficially owned by certain shareholders of the Company prior to the Closing Date (“Legacy Gogoro,” and such Ordinary Shares, the “Legacy Gogoro Shares”) (inclusive of up to 7,075,741 Ordinary Shares issuable to such shareholders pursuant to the earnout provisions of the Merger Agreement (as described herein) which were either purchased by investors (the “Private Investors”) in connection with arms-length private financings at prices of $1.00 to $3.50 per share or approximately $1.14 to approximately $4.00 per share (after accounting for the Subdivision Factor) or granted pursuant to pre-Business Combination incentive equity grants in the form of restricted stock units or options which were exercised by the recipients of such grants (the “Equity Grant Recipients”) at $0.0001 per share or $0.0001 per share (after accounting for the Subdivision Factor), (iii) 8,625,000 Ordinary Shares issued to certain affiliates of the Sponsor (the “Sponsor Shares,” and together with the Legacy Gogoro Shares, the “Affiliated Shares”) (which were purchased by the Sponsor for $25,000 or approximately $0.003 per share) and (iv) 9,400,000 Ordinary Shares issuable upon the exercise of the Private Placement Warrant. The Ordinary Shares offered by the Selling Securityholders are identified in this prospectus as the Registered Shares (the “Registered Shares”). The Selling Securityholders may, or may not, elect to sell Registered Shares as and to the extent that they may individually determine. See the section entitled “Plan of Distribution.”

We will not receive any proceeds from any sale of Registered Shares by Selling Securityholders under this prospectus. We will receive proceeds from the exercise of the Warrants if the Warrants are exercised for cash. The exercise price of the Warrants is $11.50 per share and the closing price of our Ordinary Shares on the Nasdaq on May 30, 2023 was $3.005 per ordinary share. The likelihood that warrant holders will exercise the Warrants and any cash proceeds that we would receive is dependent upon the market price of our Ordinary Shares. If the market price for our Ordinary Shares is less than $11.50 per share, we believe warrant holders will be unlikely to exercise their Warrants. We will pay the expenses associated with registering the sales by the Selling Securityholders, as described in more detail in the section titled “Use of Proceeds” appearing elsewhere in this prospectus.

Prior to the extraordinary general meeting of Poema Global in connection with the Business Combination, holders of 29,506,265 Poema Global’s Class A ordinary shares exercised their right to redeem their shares for cash at a redemption price of approximately $10.006 per share, for an aggregate redemption amount of $295,230,432.36, representing approximately 86% of the total Poema Global Class A Shares then outstanding.

The Selling Securityholders can sell, under this prospectus, up to 173,175,500 Ordinary Shares constituting approximately 70.9% of our issued and outstanding Ordinary Shares as of February 28, 2023 (assuming no exercise of any of our outstanding Warrants). Additionally, if all the Warrants are exercised, the Selling Securityholders would own an additional 26,650,000 Ordinary Shares, representing an additional 9.8% of the total outstanding Ordinary Shares (assuming exercise of all of our outstanding Warrants). Sales of a substantial number of Ordinary Shares in the public market by the Selling Securityholders and/or by our other existing securityholders, or the perception that those sales might occur, could result in a significant decline in the public trading price of our Ordinary Shares and could impair our ability to raise capital through the sale of additional equity securities. Despite such a decline in the public trading price, certain Selling Securityholders may still experience a positive rate of return on the securities they purchased due to the lower price that they purchased their Ordinary Shares compared to other public investors and be incentivized to sell its securities when others are not. Based on the closing price of our Ordinary Shares on May 30, 2023, (a) the Sponsor may experience potential profit of up to $3.005 per share; (b) the Private Investors may experience potential profit (loss) of between ($0.995) to $1.865 per share; and (c) the Equity Grant Recipients may experience a potential profit of $3.005 per share. The PIPE investors may experience potential profit if the price of the Company’s Ordinary Shares exceeds $10.00 per Ordinary Share and the holders of Warrants may experience potential profit if the price of the Company’s Ordinary Shares exceeds $12.50 per Ordinary Share.

Our Ordinary Shares and Public Warrants are currently traded on the Nasdaq Global Select Market (“Nasdaq”) under the symbols “GGR” and “GGROW,” respectively. Our Ordinary Shares and Public Warrants began trading on the Nasdaq on April 5, 2022.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, and are therefore eligible to take advantage of certain reduced reporting requirements otherwise applicable to other public companies.

We are also a “foreign private issuer,” as defined in the Exchange Act and are exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions under Section 16 of the Exchange Act. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Investing in our Ordinary Shares involves a high degree of risk. Before buying any Ordinary Shares you should carefully read the discussion of material risks of investing in such securities in “Risk Factors” in our then-most recent Annual Report on Form 20-F, and any updates to those risk factors in our reports of foreign private issuer on Form 6-K incorporated by reference in this prospectus, together with all of the other information appearing or incorporated by reference in this prospectus, and under similar headings in any amendment or supplements to this prospectus.

The date of this prospectus is May 31, 2023.

You should rely only on the information contained or incorporated by reference in this prospectus or any supplement. Neither we nor the Selling Securityholders have authorized anyone else to provide you with different information. The securities offered by this prospectus are being offered only in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of each document. Our business, financial condition, results of operations and prospects may have changed since that date.

Except as otherwise set forth in this prospectus, neither we nor the Selling Securityholders have taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”), utilizing a “shelf” registration process. By using a shelf registration statement, the Selling Securityholders may sell securities from time to time and in one or more offerings. We will not receive any proceeds from the sale of Registered Shares by such Selling Securityholders under this prospectus, but we will receive proceeds from the exercise of the Warrants if the Warrants are exercised for cash. Any prospectus supplement or free writing prospectus that we file in connection with any specific offering by the Selling Securityholders may add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement or free writing prospectus, you should rely on the prospectus supplement or free writing prospectus, as applicable. Before purchasing any securities, you should read this prospectus, any applicable prospectus supplement and any applicable free writing prospectus, together with the additional information described under the heading “Where You Can Find More Information” and “Information Incorporated by Reference.”

Neither we nor the Selling Securityholders have authorized anyone to provide you with different or additional information, other than that contained in or incorporated by reference into this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we may have referred you, and neither we nor they take any responsibility for, or provide any assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders are making an offer to sell Ordinary Shares in any jurisdiction where the offer or sale thereof is not permitted. You should not assume that the information contained in or incorporated by reference into this prospectus is accurate as of any date other than the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of our Ordinary Shares.

For investors outside the United States: Neither we nor the Selling Securityholders have taken any action to permit the possession or distribution of this prospectus in any jurisdiction other than the United States where action for that purpose is required. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the Ordinary Shares and the distribution of this prospectus outside the United States.

We are a company incorporated under the laws of the Cayman Islands, and a majority of our outstanding securities are owned by non-U.S. residents. Under the rules of the SEC, we are currently eligible for treatment as a “foreign private issuer.” As a foreign private issuer, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic registrants whose securities are registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to the terms “Gogoro,” the “Company,” “we,” “us” and “our” refer to Gogoro Inc., a Cayman Islands exempted holding company, together as a group with its subsidiaries, including its Operating Subsidiaries. All references in this prospectus to “Poema Global” refer to Poema Global Holdings Corp.

MARKET, INDUSTRY AND OTHER DATA

Unless otherwise indicated, information contained in or incorporated by reference into this prospectus concerning our industry and the regions in which we operate, including our general expectations and market position, market opportunity, market share and other management estimates, is based on information obtained from various independent publicly available sources and reports provided to us, and other industry publications, surveys and forecasts. We have not independently verified the accuracy or completeness of any third-party information. Similarly, internal surveys, industry forecasts and market research, which we believe to be reliable based upon management’s knowledge of the industry, have not been independently verified. While we believe that the market data, industry forecasts and similar information included in this prospectus are generally reliable, such information is inherently imprecise. In addition, assumptions and estimates of our future performance and growth objectives and the future performance of our industry and the markets in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements” in this prospectus and in the section titled “Risk Factors” in our then-most recent Annual Report on Form 20-F.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

This document contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

SELECTED DEFINITIONS

“Board”	means the board of directors of Gogoro.

“Cayman Companies Act”	means the Companies Act (As Revised) of the Cayman Islands.

“Earnout Shares”	means, pursuant to the Merger Agreement, up to 12,000,000 Ordinary Shares issuable by Gogoro upon the satisfaction of certain conditions. See “Summary—Recent Developments—Business Combination with Poema Global and Related Transactions—Earnout Shares” for additional details.

“Exchange Act”	means the Securities Exchange Act of 1934, as amended.

“First Effective Time”	means the effective time of the First Merger.

“First Merger”	means the merger of Merger Sub with and into Poema Global, following which the separate corporate existence of Merger Sub shall cease and Poema Global shall continue as the Surviving Entity and as a wholly-owned subsidiary of Gogoro.

“GAAP”	means accounting principles generally accepted in the United States of America.

“Gogoro”	means Gogoro Inc., a Cayman Islands exempted holding company, together as a group with its subsidiaries, including its Operating Subsidiaries.

“GoStation”	means Gogoro Battery Swapping Stations.

“ICE”	means internal combustion engine.

“IFRS”	means the International Financial Reporting Standards.

“Merger Agreement”	means the Agreement and Plan of Merger, dated as of September 16, 2021, by and among Poema Global, Gogoro, Merger Sub and Merger Sub II.

“Merger Sub”	means Starship Merger Sub I Limited, an exempted company incorporated with limited liability under the laws of Cayman Islands and a wholly-owned subsidiary of Gogoro.

“Merger Sub II”	means Starship Merger Sub II Limited, an exempted company incorporated with limited liability under the laws of Cayman Islands and a wholly-owned subsidiary of Gogoro.

“NTD”	means New Taiwan dollar.

“OEM”	means original equipment manufacturer.

“Operating Subsidiaries”	means, collectively, the operating subsidiaries of Gogoro Inc., a Cayman Islands exempted holding company, which include Gogoro

Taiwan Limited, Gogoro Taiwan Sales and Services Limited, Gogoro Network, Taiwan Branch, Gogoro Network Pte. Ltd., and GoShare Taiwan Limited.

“Ordinary Share”	means the ordinary share of Gogoro, par value $0.0001 per share, that are traded on Nasdaq under the ticker symbol “GGR.”

“PBGN”	means Powered by Gogoro Network.

“PCAOB”	means the Public Company Accounting Oversight Board.

“PIPE Investment”	means the commitment by the PIPE Investors to purchase the PIPE Shares.

“PIPE Investors”	means certain accredited investors that entered into the Subscription Agreements.

“PIPE Shares”	means an aggregate of 29,482,000 Ordinary Shares to be purchased by the PIPE Investors pursuant to the Subscription Agreements at a price per share of $10.00.

“Poema Global”	means Poema Global Holdings Corp., a blank check Cayman Islands exempted company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination.

“Poema Global Class A Share”	means a Class A ordinary share of Poema Global, par value $0.0001 per share, which were sold as part of the Units in the Poema Global IPO for $10.00 per Unit.

“Poema Global Class B Share”	means a Class B ordinary share of Poema Global, par value $0.0001 per share, which were initially issued to the Sponsor in a private placement prior to the Poema Global IPO for approximately $0.003 per share. Subsequently, these shares were transferred to affiliates of the Sponsor.

“Poema Global IPO”	means the initial public offering of Poema Global, which was consummated on January 8, 2021.

“PTW/ePTW”	means powered two-wheeler/electric-powered two-wheeler.

“Private Placement Warrants”	means the warrants sold to Sponsor for $1.00 per warrant in the private placement consummated concurrently with the Poema Global IPO, each entitling its holder to purchase one Ordinary Share at an exercise price of $11.50 per share, subject to adjustment.

“Public Warrants”	means the redeemable warrants, each entitling its holder to purchase one Ordinary Share at an exercise price of $11.50 per share, subject to adjustment, that are traded on the Nasdaq under the ticker symbol “GGROW.” The Public Warrants were originally sold in the initial public offering of Poema Global as part of the units at a price of $10.00 per unit, with each unit consisting of one Class A ordinary share of Poema Global and one-half of one warrant of Poema Global.

“SEC”	means the U.S. Securities and Exchange Commission.

“Second Merger”	means the merger of Poema Global with and into Merger Sub II with Merger Sub II surviving as a wholly-owned subsidiary of Gogoro.

“Second Plan of Merger”	means the plan of merger for the Second Merger.

“Securities Act”	means the Securities Act of 1933, as amended.

“Sponsor”	means Poema Global Partners LLC.

“Sponsor Earn-in Shares”	means 6,393,750 of the Ordinary Shares held by the Sponsor immediately after the First Effective Time that shall become unvested and subject to forfeiture immediately after the First Effective Time.

“Share Subdivision”	means a share subdivision of each Ordinary Share into such number of Ordinary Shares calculated in accordance with the terms of the Merger Agreement, such that each Ordinary Share will have a value of $10.00 per share after giving effect to such share subdivision. Unless otherwise indicated, this prospectus does not reflect the Share Subdivision.

“Subdivision Factor”	means a number resulting from dividing (i) $2,011,251,500 (being the value of Gogoro as adjusted by its cash and indebtedness as of June 30, 2021) by (ii) the product of (x) the Aggregate Fully Diluted Company Shares, and (y) 10.

“Subscription Agreements”	means the subscription agreements entered into by the PIPE Investors on September 16, 2021, January 18, 2022 and March 21, 2022.

“Transactions”	means the transactions contemplated by the Merger Agreement and the Ancillary Documents.

“Units”	means the units issued in the Poema Global IPO, each consists of one Poema Global Class A Share and one-half of one warrant to purchase one Poema Global Class A Share.

“Warrants”	means the Public Warrants and the Private Placement Warrants.

SUMMARY

This summary highlights selected information from this prospectus. It may not contain all of the information that is important to you. You should carefully read the entire prospectus and the other documents referred to in this prospectus before making an investment in our Ordinary Shares. For additional information, see “Where You Can Find More Information” in this prospectus

Overview

We are an innovation-driven company, delivering mass-market access to smart, swappable electric fuel and intelligent light urban vehicles that address the needs of many of the over half a billion two-wheel riders in our target markets. We offer a globally recognized technology platform for battery swapping networks and a comprehensive ecosystem of enabling technologies for the vehicles that operate on them. We developed a smart Swap & Go battery system that delivers full power to electric-powered two-wheelers (“ePTWs”) in seconds. We have utilized this system to build a larger scale battery swapping network in our pilot market of Taiwan. Our comprehensive solution is built on an integrated technology platform that spans:

•	Smart Batteries specifically designed for swapping and Connected Battery Swapping Stations;

•	Cloud-based network software and battery management systems;

•	Design, engineering, and manufacturing of Smartscooter ePTWs;

•	Advanced ePTW powertrains, smart components, OEM developer kits; and

•	AI-Driven operating system and consumer app with network connectivity.

As of December 31, 2022, we enable end consumers on our network to refuel their ePTWs in seconds at over 2,385 battery swapping locations. Our network has delivered over 380 million battery swaps and manages approximately over 380,000 swaps a day. Our systems have been refined and proven with over 6.8 billion kilometers ridden by over 526,000 subscribers. Approximately a total of 79 thousand, 88 thousand, and 89 thousand Gogoro and partner branded vehicles were registered in 2022, 2021, and 2020, respectively.

Our Swap & Go battery swapping solutions are especially suited to densely populated and highly congested urban centers where space and time are at a premium. Our initial focus is on developing Gogoro Network™ in major population centers in Asia with the highest concentrations of PTW riders. Our swapping stations have a small footprint and are easy to deploy making them ideal for integrating into high-traffic urban areas where riders need them most. In the same space it takes to charge a 4-Wheel (“4W”) electric vehicle, a standard Gogoro battery swapping station can deliver full power in seconds and service hundreds of ePTW vehicle riders per day. Our Gogoro Network™ battery swapping service for ongoing access to battery swapping at a set monthly or per-swap fee based on the energy consumed. Our business model has demonstrated near 100% attach rates for Gogoro Network™ subscription revenue for every annual cohort of ePTWs sold since inception in our pilot market of Taiwan. We believe the stickiness of Swap & Go subscription revenue accumulated over the life of every battery in the system represents a compelling differentiation of our business model.

Our battery swapping networks address four critical needs of consumers that have previously been barriers to the widespread adoption of ePTWs.

First, we eliminate range anxiety by enabling riders to quickly swap batteries within battery swapping networks distributed conveniently throughout urban areas.

Second, we save riders time by allowing them to refuel in seconds as opposed to the hours it takes for traditional charging.

Third, we place a high priority on consumer safety with our patented Smart Batteries that are designed and engineered to meet high safety standards.

Finally, we make riding electric affordable. Gogoro Smartscooters, as well as ePTWs sold by our original equipment manufacturer (“OEM”) partners, are at approximate price parity with traditional ICE PTWs at the time of purchase while providing a lower total cost of ownership throughout the life of the vehicle. Gogoro generates two, inter-linked revenue streams: (i) Hardware sales — both Gogoro branded Smartscooters and enabling hardware, which includes sales of vehicle kits to partners who sell their own branded vehicles that are “Powered by the Gogoro Network™ ” (“PBGN”), and, in the future sales of Battery Packs and GoStation® to our JV partnerships that will operate battery swapping networks and (ii) battery subscription recurring revenues from Swap & Go customer subscriptions to the battery swapping network.

Regardless of whether the vehicle is Gogoro or partner OEM branded, end-customers must subscribe to the Gogoro Network™ battery swapping service for ongoing access to battery swapping at a set monthly fee based on the energy consumed. Our business model has demonstrated near 100% attach rates for Gogoro Network™ subscription revenue for every annual cohort of ePTWs sold since inception in our pilot market of Taiwan. We believe our subscription revenue model gives a long and predictable revenue stream through our PBGN scooters’ life cycle and other portable energy storage applications. Our battery swapping subscription model also secures monthly recurring revenues from all the PBGN riders by making all the portable energy hardware users inseparable from our energy swapping network services.

Our battery swapping technology compromises an interoperable platform that seamlessly integrates a comprehensive ecosystem of hardware, software, and services, which consists of Gogoro Smart Batteries, GoStation®, Gogoro Network™ Software & Battery Management Systems, Smartscooter, GoRewardSM, and related components and kits.

During the past decade in Taiwan, we have built our own battery swapping network to establish the Gogoro battery swapping ecosystem and catalyze the marketplace. In just over six years, the ePTWs have grown to 11.9% of all PTWs since we launched our first ePTW in 2015, where virtually 100% of all PTWs in Taiwan were ICE PTWs at that time. During 2022, approximately 89.8% of electric two-wheeler sales have been delivered from Gogoro and our PBGN OEM partners. As we continue to expand and add additional OEM partners beyond Taiwan, we will rely significantly on our strong and strategic OEM partnership with their global footprint, manufacturing agility, supply chain, and logistics capabilities, which will allow us to support our regional partners with greater speed and cost efficiency while further extending our brand’s reach. We believe that our proven battery swapping platform, enabling technologies and strong OEM partnerships will drive rapid and sustained growth opportunities into global markets in the future.

Since Gogoro’s inception in 2011, we have been engaged in developing and marketing our ePTW, battery swapping network, subscriptions, and other offerings, raising capital, and recruiting personnel. We have incurred net operating losses and net cash outflows from operations in every year since our inception. As of December 31, 2022, we had an accumulated deficit of $349.9 million. We have funded our operations primarily with proceeds from revenues generated from the sales of electric scooters and battery-swapping services, borrowings under our loan facilities, and offering shares through the private placement and to the capital market in the U.S.

Business Combination with Poema Global and Related Transactions

On April 4, 2022 (the “Closing Date”), we consummated the previously announced business combination (the “Business Combination”) with Poema Global, pursuant to that certain Agreement and Plan of Merger, dated as of September 16, 2021 (as amended by Amendment No. 1 to Agreement and Plan of Merger dated as of March 21, 2022, the “Merger Agreement”), Starship Merger Sub I Limited, an exempted company incorporated with limited liability under the laws of Cayman Islands and a wholly-owned subsidiary of Gogoro (“Merger Sub”) and Starship Merger Sub II Limited, an exempted company incorporated with limited liability under the laws of Cayman Islands and a wholly-owned subsidiary of Gogoro (“Merger Sub II”). On the Closing Date, pursuant to the Merger Agreement, (i) Merger Sub merged with and into Poema Global (the “First Merger”), with Poema Global surviving the First Merger as a wholly-owned subsidiary of Gogoro, and (ii) Poema Global merged with and into Merger Sub II (the “Second Merger”), with Merger Sub II surviving the Second Merger as a wholly-owned subsidiary of Gogoro.

Additionally, on the Closing Date, certain investors (“PIPE Investors”) completed the subscription of 29,482,000 Ordinary Shares at $10.00 per share for an aggregate subscription price of $294,820,000, pursuant to a series of subscription agreements (the “Subscription Agreements”) previously entered into among the PIPE Investors, Poema Global and Gogoro.

Prior to the Closing Date, the interim amended and restated memorandum and articles of association of Gogoro was adopted and became effective. On the Closing Date, immediately prior to the effective time of the First Merger (the “First Effective Time”) and prior to the consummation of any of the transactions contemplated by the Subscription Agreements, (i) Gogoro repurchased each series C preferred share of Gogoro (“Gogoro Series C Preferred Shares”), that was issued and outstanding immediately prior to the First Effective Time, for cash consideration in an amount equal to the initial subscription price for such Gogoro Series C Preferred Shares. Immediately upon receipt of such cash consideration, each holder of a Gogoro Series C Preferred Share applied such amount to the subscription for one Ordinary Share; (ii) the amended and restated memorandum and articles of association of Gogoro was adopted and became effective; and (iii) each Ordinary Share that was issued and outstanding immediately prior to the First Effective Time was subdivided into 0.8752888353 Ordinary Shares, such that each Ordinary Share shall have a value of $10.00 per share after giving effect to such share subdivision (the “Share Subdivision”). Actions set forth in paragraphs (i) through (iii) above are collectively referred to as the “Recapitalization.” Immediately following the Share Subdivision but prior to the consummation of any of the transactions contemplated by the Subscription Agreements or any transactions described in the following two paragraphs, there were 201,125,149 Ordinary Shares issued and outstanding.

In connection with the closing of the Business Combination, each Class B ordinary share of Poema Global, par value $0.0001 per share (“Poema Global Class B Shares”) was automatically converted into one Class A ordinary share of Poema Global, par value $0.0001 per share (“Poema Global Class A Shares”, such automatic conversion, the “Poema Global Class B Conversion”). Each issued and outstanding unit (“Unit”), consisting of one Poema Global Class A Share and one-half of one warrant of Poema Global sold to the public (the “Public Warrant”), was automatically separated the holder thereof was deemed to hold one Poema Global Class A Share and one-half of one Public Warrant (the “Unit Separation”). No fractional Public Warrants was issued in connection with such separation such that if a holder of such Units would be entitled to receive a fractional Public Warrant upon such separation, the number of Public Warrants to be issued to such holder upon such separation was rounded down to the nearest whole number of Public Warrants and no cash was paid in lieu of such fractional Public Warrants. After giving effect to the Poema Global Class B Conversion and the Unit Separation, each issued and outstanding Poema Global Class A Share (including in connection with the Poema Global Class B Conversion and the Unit Separation) was no longer outstanding and was automatically converted into the right of the holder thereof to receive one Ordinary Share (after giving effect to the Recapitalization). Each Public Warrant (including in connection with the Unit Separation) and each issued and outstanding warrant of Poema Global sold to Poema Global Partners LLC, a Cayman Islands limited liability company (the “Poema Global Sponsor”), in a private placement in connection with Poema Global’s initial public offering (the “Private Placement Warrants”) was automatically and irrevocably be assumed by Gogoro and converted into a Warrant.

On the Closing Date, Gogoro issued (i) 13,618,735 Ordinary Shares to holders of Class A ordinary shares of Poema Global, including 8,625,000 Ordinary Shares issued to holders of Class B ordinary shares of Poema

Global, including the Poema Global Sponsor, 6,393,750 of such shares shall become unvested shares and subject to surrender and forfeiture at Closing (the “Sponsor Earn-In Shares”), until milestones based on the achievement of certain price targets of Ordinary Shares following the Closing Date are met; (iii) 26,650,000 Warrants to holders of Public Warrants and Private Placement Warrants; (iv) 201,125,149 Ordinary Shares to existing shareholders of Gogoro; and (v) 29,482,000 Ordinary Shares to the PIPE Investors.

Earnout Shares

Pursuant to the terms of the Merger Agreement, we may issue up to 12,000,000 Ordinary Shares to persons who are Gogoro shareholders immediately prior to the First Effective Time, but after the Recapitalization. We refer to these shares as the “Earnout Shares” and the Gogoro shareholders who are eligible to receive such shares as the “Earnout Participants”). We refer to the period from and after the Closing Date until the sixth anniversary of the Closing Date as the “Earnout Period.” Subject to the terms and conditions contemplated by the Merger Agreement, one-third of the Earnout Shares are issuable if over any twenty trading days within any thirty trading day period during the Earnout Period the volume-weighted average price of the Ordinary Shares is greater than or equal to $15.00, $17.50 and $20.00, respectively, each of which we refer to as an “Earnout Event.” Any fractional shares will be rounded down to the nearest whole number and payment for such fraction will be made in cash in lieu of any such fractional share based on a value equal to the applicable target price. Each Earnout Participant will receive Earnout Shares, if any, in accordance with its “Pro Rata Portion,” which is equal to a number of Ordinary Shares equal to the quotient obtained by dividing (i) the aggregate number of Ordinary Shares held by such Earnout Participant following the Recapitalization and immediately prior to the First Effective Time by (ii) the aggregate number of Ordinary Shares held by all Earnout Participants following the Recapitalization and immediately prior to the First Effective Time.

Corporate Information

Gogoro was incorporated as an exempted company in accordance with the laws and regulations of the Cayman Islands on April 27, 2011. The mailing address of Gogoro’s principal executive office is 11F, Building C, No. 225, Section 2, Chang’an E. Rd., SongShan District, Taipei City 105, Taiwan, and its telephone number is +886 3 273 0900.

Implications of Being an Emerging Growth Company and a Foreign Private Issuer Emerging Growth Company

We are an emerging growth company as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). We are an emerging growth company until the earliest to occur of: the last day of the fiscal year in which we have more than $1.07 billion in annual revenues; the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates; the issuance, in any three-year period, by us of more than $1.0 billion in non-convertible debt securities; and the last day of the fiscal year ending after the fifth anniversary of the closing of the Business Combination.

As an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other publicly traded entities that are not emerging growth companies. These exemptions include: (i) not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002; and (ii) not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board, or PCAOB, regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis).

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of these accounting standards until they would otherwise apply to private companies.

We have elected not to opt out of, and instead to take advantage of, such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

Foreign Private Issuer

Gogoro is a foreign private issuer within the meaning of the rules under the Exchange Act and, as such, Gogoro is permitted to follow the corporate governance practices of its home country, the Cayman Islands, in lieu of the corporate governance standards of Nasdaq Stock Market LLC (“Nasdaq”) applicable to U.S. domestic companies. For example, Gogoro is not required to have a majority of the board consisting of independent directors nor have a compensation committee or a nominating and corporate governance committee consisting entirely of independent directors. While Gogoro does not currently intend to follow home country practice in lieu of the above requirements, Gogoro could decide in the future to follow home country practice and its Board of Directors could make such a decision to depart from such requirements by ordinary resolution. As a result, Gogoro’s shareholders may not have the same protection afforded to shareholders of U.S. domestic companies that are subject to Nasdaq corporate governance requirements. As a foreign private issuer, Gogoro is also subject to reduced disclosure requirements and is exempt from certain provisions of the U.S. securities rules and regulations applicable to U.S. domestic issuers such as the rules regulating solicitation of proxies and certain insider reporting and short-swing profit rules.

THE REGISTERED SHARES

Nasdaq Symbol For Our Ordinary Shares	“GGR”

Issuance of Ordinary Shares

Ordinary Shares outstanding as of February 28, 2023	244,195,234 shares

Ordinary Shares to be issued upon exercise of all Warrants	26,650,000 shares

Exercise Price of the Warrants	$11.50 per share, subject to adjustment as described herein

Use of Proceeds	We will receive up to an aggregate of approximately $306,475,000 from the exercise of all Warrants, assuming the exercise in full of all of the Warrants for cash. The exercise price of the Warrants is $11.50 per share and the closing price of our Ordinary Shares on the Nasdaq on May 30, 2023 was $3.005 per ordinary share. The likelihood that warrant holders will exercise the Warrants and any cash proceeds that we would receive is dependent upon the market price of our Ordinary Shares. If the market price for our Ordinary Shares is less than $11.50 per share, we believe warrant holders will be unlikely to exercise their Warrants. We expect to use any net proceeds from the exercise of the Warrants for general corporate purposes. See the section titled “Use of Proceeds” appearing elsewhere in this prospectus for more information.

Resale of Ordinary Shares

Registered Shares being registered on behalf of the Selling Securityholders (representing PIPE Shares, Affiliate Shares and Ordinary Shares issuable pursuant to the exercise of the Private Placement Warrants)

173,175,500 shares.

Offering Price	The Ordinary Shares offered by this prospectus may be offered and sold at prevailing market prices, privately negotiated prices or such other prices as the Selling Securityholders may determine. See the section titled “Plan of Distribution”.

Use of Proceeds	We will not receive any proceeds from the sale by the Selling Securityholders of Registered Shares under this prospectus.

Dividend Policy	We have never declared or paid any cash dividends on our shares and we do not anticipate paying any cash dividends on our shares in the foreseeable future. It is presently intended that we will retain our earnings for future operations and expansion.

Risk Factors	See the section titled “Risk Factors” in our then-most recent Annual Report on Form 20-F for a discussion of factors you should carefully consider before deciding to invest in our Ordinary Shares.

Unless otherwise stated in this prospectus, the number of our Ordinary Shares set forth herein is as of February 28, 2023 and is based on 244,195,234 Ordinary Shares issued and outstanding. Such shares that are issued and outstanding on such date include 6,393,750 Sponsor Earn-in Shares, but exclude:

•	12,000,000 Earnout Shares;

•	26,650,000 Warrants to purchase Ordinary Shares;

•	34,654,642 Ordinary Shares available for issuance under the 2022 Equity Incentive Plan as of February 28, 2023;

•	17,250,000 Ordinary Shares issuable upon the exercise of the Public Warrants to purchase Ordinary Shares outstanding as of February 28, 2023, with an exercise price of $11.50 per share; and

•	9,400,000 Ordinary Shares issuable upon the exercise of the Private Placement Warrants to purchase Ordinary Shares outstanding as of February 28, 2023, with an exercise price of $11.50 per share.

RISK FACTORS

We operate in a market environment that is difficult to predict and that involves significant risks, many of which are beyond our control. Before making an investment decision, you should carefully consider the risks in our then-most recent annual report on Form 20-F, and any updates to those risk factors in our reports of foreign private issuer on Form 6-K incorporated by reference in this prospectus, together with all of the other information appearing or incorporated by reference in this prospectus or any prospectus supplement hereto. If any of the events, contingencies, circumstances or conditions described in these risks actually occur, our business, financial condition or results of operations could be seriously harmed. Additional risks and uncertainties not presently known to us or that we do not currently believe are important to an investor, if they materialize, also may adversely affect us. The trading price of our securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements that reflect our current expectations and views of future events. These forward-looking statements are made under the “safe-harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Known and unknown risks, uncertainties and other factors, including those described in the section titled “Risk Factors” in our then-most recent Annual Report on Form 20-F, may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

All statements other than statements of historical facts contained in or incorporated by reference into this prospectus, including statements regarding our future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. Forward-looking statements include, without limitation, our expectations concerning the outlook for our business, productivity, plans and goals for future operational improvements and capital investments, operational performance, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance.

Forward-looking statements involve a number of risks, uncertainties and assumptions, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to:

•	Our future financial and operating results, including forecasts, trends, expectations and market opportunities;

•	Growth of our business and operations and our ability to effectively manage our growth;

•	Our ability to launch and ramp up the production of our products and features, and our ability to control our manufacturing costs;

•	Our ability to expand our sales and marketing capabilities in order to increase our customer base and achieve broader market acceptance of our solutions;

•	Our dependence on a limited number of vendors, suppliers and manufacturers;

•	Our ability to expand effectively into new markets, including Indonesia and the PRC, including the timing and estimates on the number of cities we will expand to;

•	Successful acquisitions of new businesses, products or technologies, or entering into strategic collaborations alliances or joint ventures in Taiwan and internationally;

•	Our ability to develop and maintain relationships with our partners, including our OEM partners;

•

Significant risks associated with construction, cost overruns and delays, and other contingencies that may arise in the course of completing installations, and such risks may increase in the future as we expand the scope of such services with other parties;

•	Increases in costs, disruption of supply or shortage of materials, in particular for lithium-ion cells and metals, including as a result of inflation;

•	Our ability to offer high-quality support to the battery swapping stations and station suppliers, or failure to maintain strong user experience;

•	The impacts of service disruptions, outages, errors and performance problems in our products;

•	The impact of health pandemics, including the COVID-19 pandemic;

•	The ability of our products and services to successfully compete with a growing list of established and new competitors;

•	Changes to fuel economy standards or the success of alternative fuels;

•	Our ability to continue to develop new products and product innovations to adapt to the rapid technological change that characterizes the ePTW market;

•	Our ability to continue to grow the number of incremental battery swapping subscribers and cumulative battery swapping subscribers;

•	Our ability to successfully implement the pilot programs intended to extend the life of our battery packs beyond use in ePTWs and to create additional revenue streams in the future;

•	Our ability to protect our technology and intellectual property from unauthorized use by third parties;

•	Our expectations about entering into definitive agreements with our partners;

•	Our exposure to fluctuations in currency exchange rates;

•	The legal, regulatory and financial challenges that we may face with conducting business through subsidiaries in Taiwan; and

•

The other matters described in the section titled “Risk Factors” in our then-most recent Annual Report on Form 20-F, and any updates to those risk factors in our reports of foreign private issuer on Form 6-K incorporated by reference in this prospectus, together with all of the other information appearing or incorporated by reference in this prospectus, and under similar headings in any amendment or supplements to this prospectus.

We caution you against placing undue reliance on forward-looking statements, which reflect current beliefs and are based on information currently available as of the date a forward-looking statement is made. Forward-looking statements set forth herein speak only as of the date of this prospectus or the date they are made. We undertake no obligation to revise forward-looking statements to reflect future events, changes in circumstances, or changes in beliefs. In the event that any forward-looking statement is updated, no inference should be made that we will make additional updates with respect to that statement, related matters, or any other forward-looking statements. Any corrections or revisions and other important assumptions and factors that could cause actual results to differ materially from forward-looking statements, including discussions of significant risk factors, may appear, in our public filings with the SEC, which are or will be (as appropriate) accessible at www.sec.gov, and which you are advised to consult. For additional information, please see the section titled “Where You Can Find More Information.”

Market, ranking and industry data contained in or incorporated by reference into this prospectus, including statements regarding market size, is based on the good faith estimates of our management, which in turn are based upon our management’s review of internal surveys, independent industry surveys and publications, and other third party research and publicly available information. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While we are not aware of any misstatements regarding the industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed in the section titled “Risk Factors” in our then-most recent Annual Report on Form 20-F.

USE OF PROCEEDS

All of the securities offered by the Selling Securityholders pursuant to this prospectus will be offered and sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from any sale of securities by Selling Securityholders under this prospectus.

With respect to the registration of the securities being offered by the Selling Securityholders, the Selling Securityholder will pay any underwriting discounts and commissions incurred by them in disposing of such Ordinary Shares, and fees and expenses of legal counsel representing the Selling Securityholders. We have borne all other costs, fees and expenses incurred in effecting the registration of the Ordinary Shares covered by this prospectus, including all registration and filing fees, Nasdaq additional listing fees, and fees of our counsel and our independent registered public accountants.

We will receive up to an aggregate of approximately $306,475,000 from the exercise of the Warrants assuming the exercise in full of all of the Warrants for cash. However, the exercise price of the Warrants is $11.50 per share and the closing price of our Ordinary Shares on the Nasdaq on May 30, 2023 was $3.005 per ordinary share. The likelihood that warrant holders will exercise the Warrants and any cash proceeds that we would receive is dependent upon the market price of our Ordinary Shares. If the market price for our Ordinary Shares is less than $11.50 per share, we believe warrant holders will be unlikely to exercise their Warrants. We expect to use any net proceeds from the exercise of the Warrants for general corporate purposes. There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants or that they will exercise any or all of them for cash. The amount of cash we would receive from the exercise of the Warrants will decrease to the extent that Warrants are exercised on a cashless basis.

DIVIDEND POLICY

As of the date of this prospectus, other than dividends paid to the holders of redeemable preferred shares by Gogoro Inc. as further described below, we have never declared or paid any cash dividends on our shares and we do not anticipate paying any cash dividends on our shares in the foreseeable future. It is presently intended that we will retain our earnings for future operations and expansion.

Within the organization, investor cash inflows have all been received by Gogoro Inc., the parent Cayman Island entity. Cash to fund our operations is transferred from: (i) the Cayman Island parent to its operating companies through capital contributions; and (ii) operating companies to other operating companies through capital contributions.

As a holding company, Gogoro Inc. may rely on dividends and other distributions on equity paid by its subsidiaries for its cash and financing requirements. If any of our subsidiaries incur debt on its own behalf in the future, the instruments governing such debt may restrict their ability to pay dividends to Gogoro Inc. As of the date of this prospectus, other than dividends paid to the holders of redeemable preferred shares by Gogoro Inc., neither Gogoro Inc. nor any of its subsidiaries have ever paid dividends or made distributions. Gogoro Inc. paid out an aggregate amount of $2.1 million, $7.0 million and $1.2 million as dividends to holders of redeemable preferred shares for the years ended December 31, 2022, 2021 and 2020, respectively.

We incurred a net loss in fiscal year 2022 and we do not expect to distribute earnings in the near future. Going forward, we intend to continue to invest profit generated from our business operations to invest in new markets or business lines.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2022 on:

•	a historical basis for Gogoro; and

•	an adjusted basis, after giving effect to the cash exercise in full of the Warrants, resulting in the issuance of 26,650,000 Ordinary Shares for approximately $306.5 million.

As we will not receive any proceeds from the sale of Ordinary Shares sold by the Selling Securityholders, no further change is disclosed on a pro forma basis to reflect sales of shares pursuant to this prospectus.

This table should be read in conjunction with our financial statements and the related notes thereto, included in our annual report on Form 20-F for the year ended December 31, 2022, which is incorporated by reference into this prospectus.

	As of December 31, 2022
(in thousands)	Actual (Audited)	As Adjusted (Unaudited)
Cash and cash equivalents	$236,100	$542,575	*
Total liabilities	574,449	574,449
Equity
Ordinary shares	24	27
Capital surplus	643,470	949,942
Accumulated deficits	(349,940)	(349,940)
Other equity	5,420	5,420
Total Equity	298,974	605,449

Total Capitalization	$873,423	$1,179,898

*	Assuming Warrants are exercised in full for cash.

SELLING SECURITYHOLDERS

This prospectus relates to, among other things, the registration and resale by the Selling Securityholders set forth in the table below of (i) 29,482,000 PIPE Shares (b) 125,668,500 Legacy Gogoro Shares (including up to 7,075,741 Earnout Shares issuable to such Selling Securityholders), (c) 8,625,000 Sponsor Shares, and (d) 9,400,000 Ordinary Shares issuable upon the exercise of the Private Placement Warrants. The Selling Securityholders may from time to time offer and sell any or all of the Ordinary Shares set forth below pursuant to this prospectus and any accompanying prospectus supplement. The Selling Securityholders identified below may have sold, transferred or otherwise disposed of some or all of their Ordinary Shares since the date on which the offering to which this prospectus relates commenced in transactions exempt from or not subject to the registration requirements of the Securities Act. We cannot advise you as to whether the Selling Securityholders will, in fact, sell any or all of such Ordinary Shares.

The following table sets forth the names of the Selling Securityholders, the aggregate number of Ordinary Shares beneficially owned by such Selling Securityholder immediately prior to the offering, the number of Ordinary Shares that may be sold by the Selling Securityholders under this prospectus and the number of ordinary shares that the Selling Securityholders will beneficially own after the Registered Shares are sold. Unless otherwise indicated, beneficial ownership information is provided as of June 16, 2022, the date that the offering to which this prospectus relates commenced.

The percentage of beneficial ownership is calculated based on 244,195,234 Ordinary Shares outstanding as of February 28, 2023, adjusted for each owner’s options, warrants or restricted stock units held by that person that are currently exercisable or exercisable within 60 days of February 28, 2023, if any.

The information in the table below is based upon information provided by the Selling Securityholders. The securities owned by the Selling Securityholders named below do not have voting rights different from the securities owned by other securityholders. Except as otherwise indicated, the address for the persons named in the table is 11F, Building C, No. 225, Section 2, Chang’an E. Rd. SongShan District, Taipei City 105, Taiwan.

Name of Selling Securityholder	Number of Ordinary Shares Owned Prior to the Offering	Percentage of Ordinary Shares Owned Prior to the Offering	Number of Ordinary Shares being Offered	Number of Ordinary Shares After the Offering	Percentage of Outstanding Ordinary Shares Owned After the Offering
Gold Sino Assets Limited(1)	55,271,714	22.6%	55,271,714	—	—
PT GoTo Gojek Tokopedia Tbk(2)	2,000,000	*	2,000,000	—	—
Lin Yin International Investment Co., Ltd.(3)	2,000,000	*	2,000,000	—	—
KAiA Capital Fund I L.P.(4)	1,500,000	*	1,500,000	—	—
Hero Motocorp Ltd.(5)	1,500,000	*	1,500,000	—	—
Primerose Development Group Limited(6)	1,200,000	*	1,200,000	—	—
Zoyi Capital Fund II Investment, L.P.(7)	1,020,000	*	1,020,000	—	—
Infinite Treasure Holdings Limited(8)	1,000,000	*	1,000,000	—	—
Generation IM Climate Solutions Fund II, L.P.(9)	8,950,106	3.7%	8,950,106	—	—
Taishin Venture Capital Investment Co., Ltd.(10)	1,000,000	*	1,000,000	—	—
Amazing Overseas Co., Ltd.(11)	980,000	*	980,000	—	—
National Development Fund, Executive Yuan(12)	10,037,123	4.1%	762,000	9,275,123	3.8%
Engine No.1 Perennial Total Value Master Fund, LP(13)	750,000	*	750,000	—	—

Name of Selling Securityholder	Number of Ordinary Shares Owned Prior to the Offering	Percentage of Ordinary Shares Owned Prior to the Offering	Number of Ordinary Shares being Offered	Number of Ordinary Shares After the Offering	Percentage of Outstanding Ordinary Shares Owned After the Offering
The Segantii Asia-Pacific Equity Multi-Strategy Fund(14)	500,000	*	500,000	—	—
CDIB Capital Growth Partners, L.P.(15)	3,150,829	1.3%	3,150,829	—	—
Yadea HK Holdings Limited(16)	500,000	*	500,000	—	—
Renowned Idea Investments Limited(17)	500,000	*	500,000	—	—
Aranda Investments Pte. Ltd.(18)	500,000	*	500,000	—	—
PT Toba Bara Energi(19)	500,000	*	500,000	—	—
4.6692 Limited(20)	300,000	*	300,000	—	—
Chen Chiu Yen(21)	250,000	*	250,000	—	—
Dong Jinggui(22)	200,000	*	200,000	—	—
Aeon Motor Co., Ltd.(23)	200,000	*	200,000	—	—
Min Yee Teh(24)	187,500	*	187,500	—	—
Wabush Investments Holdings Ltd (25)	187,500	*	187,500	—	—
Camiflo Investments Ltd.(26)	187,500	*	187,500	—	—
Amplewood Resources Ltd.(27)	3,695,775	1.5%	3,695,775	—	—
Oasis Investments II Master Fund Ltd.(28)	100,000	*	100,000	—	—
Wang Jinlong(29)	40,000	*	40,000	—	—
Wang Jiazhong(30)	15,000	*	15,000	—	—
Chen Zi Mu(31)	15,000	*	15,000	—	—
Peng-Lin Investment Co., Ltd. (Chung-Yao Yin)(32)	10,480,889	4.3%	10,480,889	—	—
Hok-Sum Horace Luke(33)	18,304,201	7.5%	18,304,201	†	†
Splinter Roboostoff revocable trust (Michael Splinter)(34)	125,215	*	125,215	†	†
Ming-I Peng(35)	556,506	*	556,506	†	†
Hui-Ming Cheng(36)	234,968	*	234,968	†	†
Bruce Aitken(37)	927,511	*	927,511	†	†
Pass Liao(38)	819,204	*	819,204	†	†
Alan Pan(39)	737,465	*	737,465	†	†
Princeville Global Treasury Ltd(40)	7,400,175	3.0%	7,400,175	—	—
Homer Sun(41)	7,016,550	2.9%	7,016,550	†	†
Teresa Barger(42)	25,000	*	25,000	—	—
Richard Hart(43)	25,000	*	25,000	—	—
Christina Kosmowski(44)	25,000	*	25,000	—	—
Gary Wojtaszek(45)	25,000	*	25,000	—	—
Far Eastern International Bank in its capacity as master custodian of Fuh HWA Smart Energy Fund(46)	12,985,173	5.3%	12,985,173	—	—
XianBase Investment, Ltd.(47)	10,480,326	4.3%	10,480,326	—	—
Huei Hong Investment Co., Ltd.(48)	8,347,611	3.4%	8,347,611	—	—
Chang Chun Investment Co., Ltd.(49)	8,347,611	3.4%	8,347,611	—	—

*	Less than 1.0%.
†

The Selling Securityholder may receive additional Ordinary Shares upon exercise of options or settlement of restricted share units (“RSUs”) granted to such Selling Securityholder by the Company from time to time.

(1)

Immediately prior to the offering, consisted of (a) 52,717,063 Ordinary Shares held by Gold Sino Assets Limited and (b) up to 2,554,651 Earnout Shares issuable to Gold Sino Assets Limited. As of February 28, 2023, Gold Sino Assets Limited beneficially owned a total of 52,717,063 Ordinary Shares. The address of

Gold Sino Assets Limited is Vistra Corporate Services Centre Ground Floor, NPF Building Beach Road Apia Samoa.
(2)

Consists of Ordinary Shares held by PT GoTo Gojek Tokopedia Tbk. The address of PT GoTo Gojek Tokopedia Tbk is Gedung Pasaraya Blok M, Gedung B, 6th and 7th Floors, Jl. Iskandarsyah II No. 2, Melawai, Kebayoran Baru, South Jakarta, Indonesia.

(3)

Consists of Ordinary Shares held by Lin Yin International Investment Co., Ltd. Huang, Teh-Tsai has power to vote or dispose of such Ordinary Shares. The address of Lin Yin International Investment Co., Ltd. is No.2, Ziyou St., Tucheng Dist, New Taipei City 23678, Taiwan.

(4)

Consists of Ordinary Shares held by KAiA Capital Fund I L.P. Hsien-Tsong Cheng has power to vote or dispose of the Ordinary Shares held by KAiA Capital Fund I L.P. The address of KAiA Capital Fund I L.P. is 16F., No.316, Sec 6, Civic Blvd, Xinyi Dist, Taipei City 110, Taiwan.

(5)	Consists of Ordinary Shares held by Hero Motocorp Ltd. The address of Hero Motocorp Ltd. is the Grand Plaza, Plot No. 2, Nelson Mandela Road, Vasant Kunj, Phase-II, New Delhi – 110070.
(6)

Consists of Ordinary Shares held by Primerose Development Group Limited. Ming-Chung Tsai and Cheng-Tao Tsai have power to vote or dispose of such Ordinary Shares. The address of Primerose Development Group Limited is 4F. No. 13. Tangshan St., Zhongzheng, Dist., Taipei 100022, Taiwan.

(7)

Consists of Ordinary Shares held by Zoyi Capital Fund II Investment, L.P. The address of Zoyi Capital Fund II Investment, L.P. is 17F.-1, No. 76. Sec. 2, Dunhua S. Rd., Da’an Dist., Taipei City 106, Taiwan.

(8)

Consists of Ordinary Shares held by Infinite Treasure Holdings Limited. Wu Chun-I has power to vote or dispose of such Ordinary Shares. The address of Infinite Treasure Holdings Limited is SF., No. 39. Xinle Rd., South Dist., Tainan City 702, Taiwan.

(9)

Immediately prior to the offering, consisted of (a) 8,502,476 Ordinary Shares held by Generation IM Climate Solutions Fund II, L.P. and (b) up to 447,630 Earnout Shares issuable to Generation IM Climate Solutions Fund II, L.P. Generation IM Climate Solutions Fund II, L.P. is managed by Generation IM Climate Solutions II GP, Ltd., its general partner, which may be deemed to have beneficial ownership over the shares and exercises voting and investment control through its investment committee. The address of Generation IM Climate Solutions Fund II, L.P. is 20 Air Street, London, W1B 5AN, United Kingdom.

(10)

Consists of Ordinary Shares held by Taishin Venture Capital Investment Co., Ltd. Yu-Sheng Lin has power to vote or dispose of such Ordinary Shares. The address of Taishin Venture Capital Investment Co., Ltd. is 18F., No. 118, Sec. 4, Ren’ai Rd., Da’an Dist., Taipei City 106435, Taiwan.

(11)	Consists of Ordinary Shares held by Amazing Overseas Co., Ltd. The address of Amazing Overseas Co., Ltd. is 17F.-1, No. 76. Sec. 2, Dunhua S. Rd., Da’an Dist., Taipei City 106, Taiwan.
(12)

Immediately prior to the offering, consisted of (a) 9,514,888 Ordinary Shares held by National Development Fund, Executive Yuan and (b) up to 522,235 Earnout Shares issuable to National Development Fund, Executive Yuan. The address of National Development Fund, Executive Yuan is 7F No.49 Guancian Rd., Taipei, 10047. Taiwan.

(13)

Consists of Ordinary Shares held by Engine No.1 Perennial Total Value Master Fund, LP. Capital Management at Engine No. 1 LLC (“Capital Management”) is the investment advisor of Engine No.1 Perennial Total Value Master Fund, LP. Engine No.1 LLC is the umbrella registered investment adviser of Capital Management at Engine No. 1 LLC. Edward Sun is a portfolio manager of Capital Management and may be deemed to have beneficial ownership over the shares and exercises voting and investment control over the shares held by Engine No.1 Perennial Total Value Master Fund, LP. The address of Engine No.1 Perennial Total Value Master Fund, LP is 710 Sansome Street, San Francisco, CA 94111.

(14)

Consists of Ordinary Shares held by the The Segantii Asia-Pacific Equity Multi-Strategy Fund, which is managed by Segantii Capital Management Limited. Segantii Capital Management Limited may be deemed to have beneficial ownership over the shares and exercises voting and investment control over the shares. The address of The Segantii Asia-Pacific Equity Multi-Strategy Fund is C/O Segantii Capital Management Limited, 21/F, 100QRC, 100 Queen’s Road Central, Hong Kong.

(15)

Immediately prior to the offering, consisted of (a) 3,001,575 Ordinary Shares held by CDIB Capital Growth Partners, L.P. and (b) up to 149,254 Earnout Shares issuable to CDIB Capital Growth Partners, L.P. CDIB Capital Management Corporation is the general partner of CDIB Capital Growth Partners L.P. William Ho is the President of CDIB Capital Management Corporation and may be deemed to have beneficial ownership over the shares and exercises voting and investment control over the shares. The address of CDIB Capital Growth Partners, L.P. is 12F., No.135, Dunhua N. Rd., Songshan Dist., Taipei City, Taiwan.
(16)

Consists of Ordinary Shares held by Yadea HK Holdings Limited. Jinggui Dong has power to vote or dispose of such Ordinary Shares. The address of Yadea HK Holdings Limited is No.515 Xinshan Road Xishan District Wuxi, Jiangsu, China.

(17)

Consists of Ordinary Shares held by Renowned Idea Investments Limited. The address of Renowned Idea Investments Limited is Room 3008-10, 30/F, Tower 1, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong.

(18)

Consists of Ordinary Shares held by Aranda Investments Pte. Ltd. Aranda is a direct wholly-owned subsidiary of Seletar Investments Pte Ltd (“Seletar”), which is a direct wholly-owned subsidiary of Temasek Capital (Private) Limited (“Temasek Capital”), which is a direct wholly-owned subsidiary of Temasek Holdings (Private) Limited (“Temasek”). In such capacities, each of Seletar, Temasek Capital and Temasek may be deemed to have voting and dispositive power over the shares held by Aranda and voting decisions regarding such shares are made by three or more individuals and such individuals may change from time to time. The address for Aranda, Seletar, Temasek Capital and Temasek is 60B Orchard Road #06-18 Tower 2, The Atrium@Orchard, Singapore 238891.

(19)

Consists of Ordinary Shares held by PT Toba Bara Energi. The address of PT Toba Bara Energi is Treasury Tower Level 33, District 8, SCBD Lot 8, Jl Jenderal Sudirman Kav.52-53, Jakarta Selatan 12190, Indonesia.

(20)

Consists of Ordinary Shares held by 4.6692 Limited. Chin-Fu Wang and Chin-Yu Wang have power to vote or dispose of such Ordinary Shares. The address of 4.6692 Limited is No. 41, Yichang 5th St., Nantun Dist., Taichung City 408023, Taiwan.

(21)	Consists of Ordinary Shares held by Chen Chiu Yen. The address of Chen Chiu Yen is No.41, Nanzhou, Shanshang Dist., Tainan City 74342, Taiwan.
(22)	Consists of Ordinary Shares held by Dong Jinggui. The address of Dong Jinggui is No.30, Qinghua Square, Chaqiao, An Town, Xishan District, Wuxi city, Jiangsu, Province, China.
(23)	Consists of Ordinary Shares held by Aeon Motor Co., Ltd. The address of Aeon Motor Co., Ltd. is No.41, Nanzhou, Shanshang Dist., Tainan City 74342, Taiwan.
(24)	Consists of Ordinary Shares held by Min Yee Teh. The address of Min Yee Teh is House 3B, Evergreen Garden, 18 Shouson Hill Road, Deep Water Bay, Hong Kong SAR.
(25)

Consists of Ordinary Shares held by Wabush Investments Holdings Ltd. Emmanuel Desousa has power to vote or dispose of such Ordinary Shares. The address of Wabush Investments Holdings Ltd is c/o Butterfield Trust (Switzerland) Limited Boulevard des Tranchees 16, 1206 Geneva, Switzerland.

(26)

Consists of Ordinary Shares held by Camiflo Investments Ltd. Joaquin Rodriguez Torres has power to vote or dispose of such Ordinary Shares. The address of Camiflo Investments Ltd. is Unit E, 21/F., United Centre, 95 Queensway, Admiralty, Hong Kong.

(27)

Immediately prior to the offering, consisted of (a) 1,815,775 Ordinary Shares held by Amplewood Resources Ltd. and (b) 1,880,000 Ordinary Shares issuable upon the exercise of the Private Placement Warrants. Marc Chan has power to vote or dispose of such Ordinary Shares. The address of Amplewood Resources Ltd. is Unit E, 21/F., United Centre, 95 Queensway, Admiralty, Hong Kong.

(28)

Consists of Ordinary Shares held by Oasis Investments II Master Fund Ltd. The address of Oasis Investments II Master Fund Ltd. is c/o Oasis Management (Hong Kong), 25/F, LHT Tower, 31 Queen’s Road Central, Central, Hong Kong.

(29)	Consists of Ordinary Shares held by Wang Jinlong. The address of Wang Jinlong is 49-3004 meixin Rose, No. 18 jianghua Road. Xinwu District, Wuxi city, Jiangsu Province, China.
(30)	Consists of Ordinary Shares held by Wang Jiazhong. The address of Wang Jiazhong is No.515 Xinshan Road, Xishan District, Wuxi, Jiangsu, China.
(31)	Consists of Ordinary Shares held by Chen Zi Mu. The address of Chen Zi Mu is No.515 Xishan Road, Xishan District, Wuxi, Jiangsu, China.
(32)

Immediately prior to the offering, consisted of (a) 9,890,764 Ordinary Shares held by Peng-Lin Investment Co., Ltd. and (b) up to 590,125 Earnout Shares issuable to Peng-Lin Investment Co. Ltd. As of February 28, 2023, Mr. Chung-Yao Yin beneficially owned a total of 9,890,764 Ordinary Shares. Mr. Chung-Yao Yin, a member of our board of directors, is a director of Peng-Lin Investment Co., Ltd. Mr. Yin has voting and dispositive control over the Ordinary Shares held by Peng-Lin Investment Co., Ltd. The address of Peng-Lin Investment Co., Ltd. is No. 46, Fude S. Rd., Sanchong District, New Taipei City, Taiwan 241.
(33)

Immediately prior to the offering, consisted of (a) 228,071 Ordinary Shares held by Hok-Sum Horace Luke, (b) 4,376 Ordinary Shares held by Genesis Trust & Corporate Services Limited (as trustee of the Gogoro Incorporated Management Trust, an employee benefit trust) (“Genesis Trust”), for the benefit of Mr. Luke, which are subject to vesting in equal parts over two years on the anniversary of the closing of the Business Combination, (c) up to 13,868 Earnout Shares issuable to Mr. Luke, (d) 3,938,801 Ordinary Shares held by Innovative Creations LLC, (e) 3,938,800 Ordinary Shares held by Genesis Trust for the benefit of Hok-Sum Horace Luke and Innovative Creations LLC, which are subject to vesting in equal parts over two years on the anniversary of the closing of the Business Combination, (f) up to 470,010 Earnout Shares issuable to Innovative Creations LLC, (g) 1,969,401 Ordinary Shares held by Polymath Limited, (h) 1,969,400 Ordinary Shares held by Genesis Trust for the benefit of Polymath Limited and Becky Nine, which are subject to vesting in equal parts over two years on the anniversary of the closing of the Business Combination, (i) up to 235,005 Earnout Shares issuable to Polymath Limited, (j) 1,969,401 Ordinary Shares held by Joy Billion Holdings Limited, (k) 1,969,400 Ordinary Shares held by Genesis Trust for the benefit of Joy Billion Holdings Limited and Becky Nine, (l) up to 235,005 Earnout Shares issuable to Joy Billion Holdings Limited, (m) 638,888 Ordinary Shares held by Becky Nine, (n) 634,803 Ordinary Shares held by Genesis Trust for the benefit of Ms. Nine, which are subject to vesting in equal parts over two years on the anniversary of the closing of the Business Combination, (o) 12,249 restricted stock awards held by Genesis Trust for the benefit of Ms. Nine, which are subject to vesting in equal parts over three years on the anniversary of the closing of the Business Combination, and (p) up to 76,723 Earnout Shares issuable to Ms. Nine. Genesis Trust had voting control over the Ordinary Shares held on behalf of the relevant beneficiaries, but it did not have dispositive control over such Ordinary Shares.

As of February 28, 2023, Mr. Luke beneficially owned a total of 13,557,040 Ordinary Shares, consisting of (i) 3,938,801 Ordinary Shares held by Innovative Creations LLC, (ii) 1,969,401 Ordinary Shares held by Polymath Limited, (iii) 1,969,401 Ordinary Shares held by Joy Billion Holdings Limited, (iv) 228,071 Ordinary Shares held by Mr. Luke, (v) 638,888 Ordinary Shares held by Ms. Nine, (vi) 1,969,401 Ordinary Shares that are vesting within 60 days from February 28, 2023 pursuant to the terms of the restricted shares held by Innovative Creations LLC, (vii) 984,701 Ordinary Shares that are vesting within 60 days from February 28, 2023 pursuant to the terms of the restricted shares held by Polymath Limited, (viii) 984,701 Ordinary Shares that are vesting within 60 days from February 28, 2023 pursuant to the terms of the restricted shares held by Joy Billion Holdings Limited, (ix) 2,189 Ordinary Shares that are vesting within 60 days from February 28, 2023 pursuant to the terms of the restricted shares held by Mr. Luke, (x) 100,000 Ordinary Shares that are vesting within 60 days from February 28, 2023 pursuant to the terms of the RSUs held by Mr. Luke, (xi) 321,486 Ordinary Shares that are vesting within 60 days from February 28, 2023 pursuant to the terms of the restricted shares held by Ms. Nine and (xii) 450,000 Ordinary Shares that Mr. Luke has the right to acquire pursuant to the terms of the share options by him. Innovative Creations LLC is wholly owned by Mr. Luke, who is deemed to be the beneficial owner of the shares held by Innovative Creations LLC. Polymath Limited and Joy Billion Holdings Limited are wholly owned by Ms. Nine, who is deemed to be the beneficial owner of the shares held by Polymath Limited and Joy Billion Holdings Limited. Ms. Nine is the domestic partner of Mr. Luke. Until the vesting of the restricted shares described above, holders thereof do not have voting or dispositive power over such restricted shares. The address of Innovative Creations LLC is 8 the Green, Suite A, Dover, Delaware 19901. The address of both Polymath Limited and Joy Billion Holdings Limited is Portcullis (Samoa) Ltd at Portcullis Chambers, P.O. Box 1225, Apia, Samoa.

(34)

Immediately prior to the offering, consisted of (a) 118,165 Ordinary Shares held by the Splinter Roboostoff revocable trust (the “Splinter Trust”) and (b) up to 7,050 Earnout Shares issuable to the Splinter Trust. Mr. Michael Splinter, a member of our board of directors, is a co-trustee of the Splinter Trust. The address of the Splinter Trust is 632 Lakeshore Blvd, Zephyr Cove, Nevada 89448.

(35)

Immediately prior to the offering, consisted of (a) 164,117 Ordinary Shares held by Ming-I Peng, (b) 361,056 restricted stock awards held by Genesis Trust for the benefit of Mr. Peng, which vest in equal parts over three years on the anniversary of the closing of the Business Combination and (c) up to 31,333

Earnout Shares issuable to Mr. Peng. The address of Ming-I Peng is 5F, No. 96, Chenggong 11st St, Zhubei City, Hsinchu County, Taiwan 302.
(36)

Immediately prior to the offering, consisted of (a) 125,458 Ordinary Shares held by Hui-Ming Cheng, (b) 96,282 restricted stock awards held by Genesis Trust for the benefit of Mr. Cheng, which vest in equal parts over three years on the anniversary of the closing of the Business Combination and (c) up to 13,228 Earnout Shares issuable to Mr. Cheng. The address of Hui-Ming Cheng is 12-2 F, No 60, Sec. 2, Dan Haw South RD., Taipei, Taiwan.

(37)

Immediately prior to the offering, consisted of (a) 218,823 Ordinary Shares held by Bruce Aitken, (b) 656,466 restricted stock awards held by Genesis Trust for the benefit of Mr. Aitken, which vest in equal parts over three years on the anniversary of the closing of the Business Combination and (c) up to 52,222 Earnout Shares issuable to Mr. Aitken.

(38)

Immediately prior to the offering, consisted of (a) 280,800 Ordinary Shares held by Pass Liao, (b) 175,057 Ordinary Shares held by Genesis Trust for the benefit of Mr. Liao, which are subject to vesting in equal parts over two years on the anniversary of the closing of the Business Combination, (c) 317,223 restricted stock awards held by Genesis Trust for the benefit of Mr. Liao, which vest in equal parts over three years on the anniversary of the closing of the Business Combination and (d) up to 46,124 Earnout Shares issuable to Mr. Liao.

(39)

Immediately prior to the offering, consisted of (a) 294,339 Ordinary Shares held by Alan Pan, (b) 240,704 Ordinary Shares held by Genesis Trust for the benefit of Mr. Pan, which are subject to vesting in equal parts over two years on the anniversary of the closing of the Business Combination, (c) 160,900 restricted stock awards held by Genesis Trust for the benefit of Mr. Pan, which vest in equal parts over three years on the anniversary of the closing of the Business Combination and (d) up to 41,522 Earnout Shares issuable to Mr. Pan.

(40)

Immediately prior to the offering, consisted of (a) 3,640,175 Ordinary Shares held by Princeville Global Treasury Ltd and (b) 3,760,000 Ordinary Shares issuable upon the exercise of the Warrants. Emmanuel Desousa and Joaquin Rodriguez Torres have power to vote or dispose of such Ordinary Shares. The address of Princeville Global Treasury Ltd is 49/F, One Exchange Square, 8 Connaught Place, Central, Hong Kong.

(41)

Immediately prior to the offering, consisted of (a) 3,256,550 Ordinary Shares held by Homer Sun and (b) 3,760,000 Ordinary Shares issuable upon the exercise of the Private Placement Warrants. As of February 28, 2023, Homer Sun beneficially owned a total of 7,268,774 Ordinary Shares, consisting of (i) 3,256,550 Ordinary Shares held by Mr. Sun, (ii) 187,500 Ordinary Shares held by Mr. Sun’s spouse, (iii) 64,724 Ordinary Shares underlying vested RUSs held by Mr. Sun, and (iv) 3,760,000 Ordinary Shares issuable upon the exercise of private placement warrants held by Mr. Sun for an exercise price of $11.50, exercisable within 60 days from February 28, 2023. The address of Homer Sun is House 3B, Evergreen Garden, 18 Shouson Hill Road, Deep Water Bay, Hong Kong SAR.

(42)	Consists of Ordinary Shares held by Teresa Barger. The address of Teresa Barger is 2824 Hurst Terrace NW, Washington DC, 20016.
(43)	Consists of Ordinary Shares held by Richard Hart. The address of Richard Hart is 121 East 35th Street, NY, NY 10016.
(44)	Consists of Ordinary Shares held by Christina Kosmowski. The address of Christina Kosmowski is 15 Poplar Drive, Kentfield, CA 94904.
(45)	Consists of Ordinary Shares held by Gary Wojtaszek. The address of Gary Wojtaszek is 2728 Mckinnon St Apt Ph 2104, Dallas, Texas 75201.
(46)

Immediately prior to the offering, consisted of (a) 12,254,044 Ordinary Shares held by Far Eastern International Bank in its capacity as master custodian of Fuh HWA Smart Energy Fund and (b) up to 731,129 Earnout Shares issuable to Far Eastern International Bank in its capacity as master custodian of Fuh HWA Smart Energy Fund. As of February 28, 2023, Far Eastern International Bank beneficially owned a total of 12,250,044 Ordinary Shares, consisting of Ordinary Shares held by Far Eastern International Bank in its capacity as master custodian of Fuh Hwa Smart Energy Fund. Karek Wang has power to vote or dispose of such Ordinary Shares. The address of Far Eastern International Bank is 20F., No. 207, Sec. 2, Dunhua S. Rd., Da’an Dist., Taipei 106, Taiwan.

(47)

Immediately prior to the offering, consisted of (a) 9,890,232 Ordinary Shares held by XianBase Investment, Ltd. and (b) up to 590,094 Earnout Shares issuable to XianBase Investment, Ltd. Su Lan Chiang has power to vote or dispose of such Ordinary Shares. The address of XianBase Investment, Ltd. is 7F, No.531-1, Zhongzheng Rd., Xindian Dist., New Taipei City 231, Taiwan.

(48)

Immediately prior to the offering, consisted of (a) 7,877,600 Ordinary Shares held by Huei Hong Investment Co., Ltd. (“Huei Hong”) and (b) up to 470,011 Earnout Shares issuable to Huei Hong Investment Co., Ltd. Huei Hong is a passive investment company, owned by multiple shareholders, the voting decision over the Ordinary Shares held by Huei Hong are made by three representatives appointed by shareholders of Huei Hong and such representatives may change from time to time. The address of Huei Hong is 1-11F No.308 Sec 2., Bade Rd., Zhongshan Dist., Taipei, Taiwan.

(49)

Immediately prior to the offering, consisted of (a) 7,877,600 Ordinary Shares held by Chang Chun Investment Co., Ltd. (“Chang Chun”) and (b) up to 470,011 Earnout Shares issuable to Chang Chun. Chang Chun is a passive investment company, and voting and dispositive power over the shares held by Chang Chun are held by three representatives appointed by the shareholders of Chang Chun, and such representatives may change from time to time. The address of Chang Chun Investment Co., Ltd. is 1-11F No.308 Sec 2., Bade Rd., Zhongshan Dist., Taipei, Taiwan.

PLAN OF DISTRIBUTION

We are registering the issuance by us of up to 26,650,000 Ordinary Shares issuable upon the exercise of the Warrants. We are also registering the offer and sale, from time to time, by the Selling Securityholders of up to 173,175,500 Ordinary Shares.

We will receive up to an aggregate of approximately $306,475,000 from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. The aggregate proceeds to the Selling Securityholders from the sale of the Registered Shares will be the purchase price of the Registered Shares less any discounts and commissions. We will not pay any brokers’ or underwriters’ discounts and commissions in connection with the registration and sale of the Registered Shares covered by this prospectus. The Selling Securityholders reserve the right to accept and, together with their respective agents, to reject, any proposed purchases of Registered Shares to be made directly or through agents.

Upon effectiveness of the registration statement of which this prospectus forms a part, the securities beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. Notwithstanding the foregoing, Selling Securityholders subject to our insider trading policy, including Hok-Sum Horace Luke, Bruce Aitken, Hui-Ming Cheng, Pass Liao, Alan Pan, Ming-I Peng, Michael Splinter and Homer Sun, and any members of their immediate families, are subject to our regular pre-clearance procedures for trading of our Ordinary Shares.

Selling Securityholders may also be subject to the restrictions on transfer of shares of Rule 144 of the Securities Act if such Selling Securityholder is deemed an “affiliate” of Gogoro. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with, Gogoro and may include the executive officers, directors and significant shareholders of Gogoro.

The term “Selling Securityholders” include pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from the Selling Securityholders as a pledge, partnership or membership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions.

The Registered Shares offered by this prospectus may be sold from time to time to purchasers:

•	directly by the Selling Securityholders,

•

to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent’s commissions from the selling securityholders or the purchasers of the Registered Shares,

•

through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans,

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers,

•	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction,

•	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions,

•	any other method permitted pursuant to applicable law, and

•	a combination of any such methods of sale.

Any underwriters, broker-dealers or agents who participate in the sale or distribution of the Registered Shares may be deemed to be “underwriters” within the meaning of the Securities Act. As a result, any discounts, commissions or concessions received by any such broker-dealer or agents who are deemed to be underwriters will be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters are subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities under the Securities Act and the Exchange Act. We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. To our knowledge, there are currently no plans, arrangements or understandings between the selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the Registered Shares by the Selling Securityholders.

The Registered Shares may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to such prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in one or more transactions:

•	on any securities exchange or quotation service on which the Registered Shares may be listed or quoted at the time of sale, including the Nasdaq

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market;

•	any other method permitted by applicable law; or

•	through any combination of the foregoing.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution. The Selling Securityholder also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Securityholder that a pledgee, transferee, or other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Securityholder.

At the time a particular offering of the Registered Shares is made, a prospectus supplement, if required, will be distributed, which will set forth the name of the selling securityholders, the aggregate amount of Registered Shares being offered and the terms of the offering, including, to the extent required, (1) the name or names of any underwriters, broker-dealers or agents, (2) any discounts, commissions and other terms constituting compensation from the selling securityholders and (3) any discounts, commissions or concessions allowed or reallowed to be paid to broker-dealers. We may suspend the sale of Registered Shares by the selling securityholders pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

The Selling Securityholder will act independently of us in making decisions with respect to the timing, manner, and size of each resale or other transfer. There can be no assurance that the selling securityholders will sell any or all of the Registered Shares under this prospectus. Further, we cannot assure you that the Selling Securityholder will not transfer, distribute, devise or gift the Registered Shares by other means not described in this prospectus. In addition, any Registered Shares covered by this prospectus that qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. The Registered Shares may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the Registered Shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

The Selling Securityholder and any other person participating in the sale of the Registered Shares will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the Registered Shares by the Selling Securityholder and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the Registered Shares to engage in market-making activities with respect to the particular Registered Shares being distributed. This may affect the marketability of the Registered Shares and the ability of any person or entity to engage in market-making activities with respect to the Registered Shares.

With respect to those Registered Shares being registered pursuant to the PIPE Investment or the Registration Rights Agreement we have agreed to indemnify or hold harmless the Selling Securityholders and all of their officers, directors, and agents of each, and control persons, as applicable, against certain liabilities, including certain liabilities under the Securities Act. Such Selling Securityholders have agreed to indemnify us in certain circumstances against certain liabilities, including certain liabilities under the Securities Act. The Selling Securityholders may indemnify any broker or underwriter that participates in transactions involving the sale of the Registered Shares against certain liabilities, including liabilities arising under the Securities Act.

For additional information regarding expenses of registration, see the section titled “Use of Proceeds.”

EXPENSES OF THIS OFFERING

Set forth below is an itemization of the total expenses which are expected to be incurred in connection with the registration of the Ordinary Shares registered hereby. With the exception of the registration fee payable to the SEC, all amounts are estimates. Each prospectus supplement describing an offering of securities will reflect the estimated expenses related to the offering of securities under that prospectus supplement.

Expense	Amount
SEC registration fee	$119,352	*
Printing expenses	$50,000
Legal fees and expenses	$250,000
Accounting fees and expenses	$50,000
Miscellaneous	$25,000
Total	$494,352

*	$28,411 has been paid by applying the balance of a registration fee paid with the F-4 filed with the SEC on November 18, 2021.

LEGAL MATTERS

The legality of the Ordinary Shares offered by this prospectus and certain other Cayman Islands legal matters will be passed upon for Gogoro by Walkers LLP. Certain legal matters relating to U.S. federal law will be passed upon for Gogoro by Simpson Thacher & Bartlett.

EXPERTS

The consolidated financial statements of Gogoro Inc. incorporated by reference in this Prospectus and elsewhere in the registration statement have been audited by Deloitte & Touche, an independent registered public accounting firm, as stated in their report. Such consolidated financial statements are incorporated by reference in reliance upon the report of such firm, given their authority as experts in accounting and auditing. The registered business address of Deloitte & Touche is 20F, Taipei Nan Shan Plaza, No. 100, Songren Rd., Xinyi Dist., Taipei 110016, Taiwan.

ENFORCEABILITY OF CIVIL LIABILITY

Gogoro is incorporated as an exempted company under the laws of the Cayman Islands. Service of process upon Gogoro and upon its directors and officers named in this prospectus, substantially all of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of Gogoro’s assets and substantially all of Gogoro’s directors and officers are located outside the United States, any judgment obtained in the United States against Gogoro or any of its directors and officers may not be collectible within the United States.

Gogoro has irrevocably appointed Cogency Global Inc. as its agent to receive service of process in any action against Gogoro in any U.S. federal or state court arising out of the Transactions. The address of Gogoro’s agent is 122 East 42nd Street, 18th Floor, New York, NY 10168.

Gogoro has been advised by its Cayman Islands legal counsel that the courts of the Cayman Islands are unlikely (i) to recognize or enforce judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and/or be of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

Gogoro has also been advised by its Taiwan legal counsel that any United States judgments obtained against us will be enforced by courts in Taiwan without further review of the merits only if the court of Taiwan in which enforcement is sought is satisfied with the following:

•	the court rendering the judgment has jurisdiction over the subject matter according to the laws of Taiwan;

•

if the judgment was rendered by default by the court rendering the judgment, (i) we were duly served within a reasonable period of time within the jurisdiction of such court in accordance with the laws and regulations of such jurisdiction, or (ii) process was served on us with judicial assistance of Taiwan;

•	the judgment and the court procedures resulting in the judgment are not contrary to the public order or good morals of Taiwan; and

•	judgments of the courts of Taiwan are recognized in the jurisdiction of the court rendering the judgment on a reciprocal basis.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a post-effective amendment on Form F-3, including exhibits thereto, to our registration statement on Form F-1 of which this prospectus forms a part under the Securities Act that registers the Ordinary Shares that may be offered under this prospectus from time to time. The registration statement on Form F-3, including the attached exhibits, contains additional relevant information about us and our capital stock. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement. For further information about us and the Registered Shares, you should refer to the registration statement and the exhibits filed with the registration statement. With respect to the statements contained in this prospectus regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed as an exhibit to the registration statement.

We are subject to the informational reporting requirements of the Exchange Act. We file reports and other information with the SEC under the Exchange Act. Our SEC filings are available over the Internet at the SEC’s website at http://www.sec.gov. Our website address is www.gogoro.com. The information on, or that can be accessed through, our website is not part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The rules of the SEC allow us to incorporate information into this prospectus by reference. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the document listed below (including any exhibits, except where otherwise noted):

•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2022 (File No. 001-41327), filed on March 31, 2023 (the “Form 20-F”);

•	our current report on Form 6-K filed with the SEC on May 11, 2023;

•	our current report on Form 6-K filed with the SEC on May 31, 2023; and

•	the description of our ordinary shares contained in Exhibit 2.1 to our annual report on Form 20-F for the fiscal year ended December 31, 2021, filed on May 2, 2022.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and, to the extent specifically designated therein, reports of foreign private issuer on Form 6-K furnished by the Company to the SEC, in each case, after the date of the initial registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement, as well as prior to the completion or termination of the offering of securities under this prospectus, shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing or furnishing of such documents.

Any statement made in a document incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Notwithstanding the foregoing, no information is incorporated by reference in this prospectus or any prospectus supplement hereto where such information under applicable forms and regulations of the SEC is not deemed to be “filed” under Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, unless the report or filing containing such information indicates that the information therein is to be considered “filed” under the Exchange Act or is to be incorporated by reference in this prospectus or any prospectus supplement hereto.

You can obtain any of the filings incorporated by reference into this prospectus through us or from the SEC through the SEC’s website at http://www.sec.gov. We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the reports and documents referred to above which have been or may be incorporated by reference into this prospectus. You should direct requests for those documents to:

Gogoro Inc.

11F, Building C,

No. 225, Section 2, Chang’an E. Rd.

SongShan District, Taipei City 105

Taiwan

We maintain an internet site at http://www.gogoro.com. Our website and the information contained on or connected to it shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.	Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, fraud or the consequences of committing a crime.

The articles of association of the Company provide that we shall indemnify our directors and officers (each, an “indemnified person”) to the maximum extent permitted by law against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such indemnified person, other than by reason of such person’s own dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his/her duties, powers, authorities or discretions, including, without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such indemnified person in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 9.	Exhibits

The following exhibits are filed herewith unless otherwise indicated:

			Incorporation by Reference
Exhibit No	Description	Filed Herewith	Form	File No.	Exhibit No.	Filing Date

2.1	Agreement and Plan of Merger, dated as of September 16, 2021, by and among Gogoro Inc., Poema Global Holdings Corp., Starship Merger Sub I Limited and Starship Merger Sub II Limited.		F-4	333-261181	2.1	November 18, 2021

2.2	Plan of Merger (First Merger)		F-4	333-261181	2.2	November 18, 2021

3.1	Amended and Restated Memorandum and Articles of Association, as amended by a special resolution passed at the annual general meeting of Gogoro Inc. on May 30, 2023		6-K	001-41327	3.1	May 31, 2023

4.1	Specimen Ordinary Shares Certificate		F-4/A	333-261181	4.1	March 2, 2022

4.2	Specimen Warrant Certificate		F-4	333-261181	4.2	November 18, 2021

4.3	Warrant Agreement, dated as of January 5, 2021, by and between Poema Global Holdings Corp. and Continental Stock Transfer & Trust Company		F-4	333-261181	4.4	November 18, 2021

			Incorporation by Reference
Exhibit No	Description	Filed Herewith	Form	File No.	Exhibit No.	Filing Date

4.4	Assignment and Assumption Agreement, dated April 4, 2022, by and among Poema Global Holdings Corp., Gogoro Inc. and Continental Stock Transfer & Trust Company.		20-F	001-41327	2.5	May 2, 2022

5.1	Opinion of Walkers (Cayman) LLP as to the validity of the ordinary shares of Gogoro Inc. to be issued.		F-1	333-264619	5.1	May 2, 2022

10.1	Form of Subscription Agreement		F-4	333-261181	10.2	November 18, 2021

10.2	Sponsor Support Agreement, dated as of September 16, 2021, by and among Gogoro Inc., Poema Global Holdings Corp. and Poema Global Partners LLC.		F-4	333-261181	10.3	November 18, 2021

10.3	Form of Registration Rights Agreement		F-4	333-261181	10.4	November 18, 2021

10.4	Form of Gogoro Shareholder Lock-Up Agreement		F-4	333-261181	10.5	November 18, 2021

10.5	Form of Director and Officer Indemnification Agreement		F-4/A	333-261181	10.7	March 2, 2022

10.6+	2013 Equity Incentive Award Plan of Gogoro Inc.		F-4	333-261181	10.8	November 18, 2021

10.7+	2016 Equity Incentive Award Pan of Gogoro Inc.		F-4	333-261181	10.9	November 18, 2021

10.8+	2019 Equity Incentive Award Plan of Gogoro Inc.		F-4	333-261181	10.10	November 18, 2021

10.9+	2022 Equity Incentive Plan of Gogoro Inc.		F-4/A	333-261181	10.11	March 15, 2022

10.10	Housing Lease Agreement between Taiwan Cooperative Bank and Gogoro Taiwan Ltd. dated November 30, 2017 (EN Translation).		F-4/A	333-261181	10.11	January 12, 2022

10.11#	Capital Increase Agreement between Yadea Technology Group Co., Ltd., Jiangmen Dachangjiang Group Co., Ltd., Ai Huan Huan Energy (Shanghai) Ltd. and Gogoro Network Pte. Ltd. dated November 25, 2020 (EN Translation).		F-4/A	333-261181	10.12	January 12, 2022

10.12	Syndication Loan Agreement of Gogoro Network with Mega International Commercial Bank Co. Ltd. dated March 28, 2019 (EN Translation).		F-4/A	333-261181	10.13	January 12, 2022

			Incorporation by Reference
Exhibit No	Description	Filed Herewith	Form	File No.	Exhibit No.	Filing Date

10.13	First amendment to Syndication Loan Agreement of Gogoro Network with Mega International Commercial Bank Co. Ltd. dated Jan 14, 2020 (EN Translation).		F-4/A	333-261181	10.14	January 12, 2022

10.14	Second amendment to Syndication Loan Agreement of Gogoro Network with Mega International Commercial Bank Co. Ltd. dated Dec 14, 2020 (EN Translation).		F-4/A	333-261181	10.15	January 12, 2022

10.15	Term Loan Agreement of Gogoro Network with Mega International Commercial Bank Co. Ltd. dated Jan 6, 2021 (EN Translation).		F-4/A	333-261181	10.16	January 12, 2022

10.16	Term Loan Agreement of Gogoro Inc. with Mega International Commercial Bank Co. Ltd. dated Jan 6, 2021 (EN Translation).		F-4/A	333-261181	10.17	January 12, 2022

21.1	List of subsidiaries		F-4/A	333-261181	21.1	January 12, 2022

23.1	Consent of Deloitte & Touche, independent registered public accounting firm for Gogoro Inc.	X

23.2	Consent of Walkers (Cayman) LLP (included in Exhibit 5.1)		F-1	333-264619	5.1	May 2, 2022

24.1	Power of Attorney		F-1	333-264619	24.1	May 2, 2022

107	Filing Fee table		F-1	333-264619	107	May 2, 2022

+	Indicates management contract or compensatory plan or arrangement.
#	Portions of this exhibit have been omitted in accordance with Item 601(b)(10)(iv) of Regulation S-K.

Item 10.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales of the securities registered hereby are being made, a post-effective amendment to the registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (ii) and (iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by such undersigned Registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about such undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Taipei City, Taiwan on May 31, 2023.

GOGORO INC.

By:	/s/ Hok-Sum Horace Luke
Name:	Hok-Sum Horace Luke
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Hok-Sum Horace Luke Hok-Sum Horace Luke	Director and Chief Executive Officer (Principal Executive Officer)	May 31, 2023

/s/ Bruce Morrison Aitken Bruce Morrison Aitken	Chief Financial Officer (Principal Financial and Accounting Officer)	May 31, 2023

* Hui-Ming Cheng	Director	May 31, 2023

* Ming-Shan Lee	Director	May 31, 2023

* Michael R. Splinter	Director	May 31, 2023

* Homer Sun	Director	May 31, 2023

* Yoshihiko Yamada	Director	May 31, 2023

* Chung-Yao Yin	Director	May 31, 2023

*By:	/s/ Hok-Sum Horace Luke
Hok-Sum Horace Luke
Attorney-in-fact

/s/ Bruce Morrison Aitken
Bruce Morrison Aitken
Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Gogoro Inc., has signed this registration statement or amendment thereto in the City of New York, State of New York, on May 31, 2023.

COGENCY GLOBAL INC.

By:	/s/ Colleen De Vries
	Name:	Colleen De Vries
	Title:	Sr. Vice President on behalf of Cogency Global Inc.